Exhibit 10.1

NUTRISYSTEM, INC.

Compensation Policy For Non-Employee Directors

Effective March 1, 2008

EQUITY COMPENSATION

New Director Equity Grant
  Upon first appointment or election to the Company's Board of Directors, a new non-employee director will receive shares of restricted common stock with a value of $100,000. Vesting will be one-third each year for three years on the anniversary of the date of grant. The number of restricted common shares granted shall be determined by dividing $100,000 by the closing price per common share on the date of grant.

Annual Equity Retainer Grant
  On an annual basis, each non-employee director will receive shares of common stock with a value of $65,000 on a grant date to be determined in advance by the Board of Directors. Shares will be fully vested on the date of grant, but may not be sold until the first anniversary of the date of grant. The number of common shares granted shall be determined by dividing $65,000 by the closing price per common share on the date of grant.

CASH COMPENSATION:

Annual Cash Retainer Fee
  $35,000 annual cash retainer for each non-employee director, payable in the amount of $8,750 per quarter in arrears.

Annual Cash Retainers for Committee Service - Chair
  $20,000 annual cash retainer for the chair of the Audit Committee, payable in the amount of $5,000 quarterly in arrears.
  $10,000 annual cash retainer for the chair of the Compensation Committee, payable in the amount of $2,500 quarterly in arrears.
  $7,500 annual cash retainer for the chair of the Nominating and Corporate Governance Committee, payable in the amount of $1,875 quarterly in arrears.

Annual Cash Retainers for Committee Service - Non-Chair
  $10,000 annual cash retainer for the non-chair members of the Audit Committee, payable in the amount of $2,500 quarterly in arrears.
  $5,000 annual cash retainer for the non-chair members of the Compensation Committee, payable in the amount of $1,250 quarterly in arrears.
  $5,000 annual cash retainer for the non-chair members of the Nominating and Corporate Governance Committee, payable in the amount of $1,250 quarterly in arrears.